Exhibit 21
Subsidiaries of Registrant

    Attitude 2 Travel, Inc. an Oregon corporation.

    BlowOut Video Holding Company, an Oregon corporation.

    formovies.com., an Oregon corporation.

    LRC Inc., an Oregon corporation.

    Mortco Inc., an Oregon corporation.

    Orient Link Enterprises, a foreign corporation

    PDF, Inc., an Oregon corporation.

    Rentrak Canada, a foreign corporation.

    Rentrak Europe BV, a foreign corporation.

    Rentrak UK Limited, a foreign corporation.

    RTK Kelly Limited a foreign corporation.

    Streamlined Solutions, Inc., an Oregon corporation.

    Transition Sports, Inc., a Utah Corporation.